Exhibit 5

_______________, 2017

direct dial 202 508 5884

direct fax 202 204 5611

cgattuso@kilpatricktownsend.com

Boards of Directors

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, New Jersey 07410

Ladies and Gentlemen:

We have acted as counsel to Columbia Financial, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 53,309,020 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) pursuant to a registration statement on Form S-1 (the “Registration Statement”) initially filed with the Securities and Exchange Commission on December 5, 2017. The Registration Statement relates to up to 49,832,345 shares (the “Offering Shares”) that may be issued in a subscription offering, community offering and/or syndicated community offering or firm commitment public underwritten offering and up to 3,476,675 shares (the “Foundation Shares”) that may be contributed to the Columbia Bank Foundation, a private foundation, as described in the Registration Statement.

We have reviewed the Registration Statement, the Plan of Stock Issuance filed as Exhibit 2.0 to the Registration Statement, and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

This opinion is limited solely to the Delaware General Corporation Law and the reported judicial decisions interpreting such law.

Board of Directors

Columbia Financial, Inc.

December ____, 2017

For purposes of this opinion, we have assumed that, prior to the issuance of any shares, the Registration Statement, as finally amended, will have become effective under the Act.

Based upon and subject to the foregoing, it is our opinion that:

(i)       the Offering Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable; and

(ii)       when the Company issues and contributes the Foundation Shares in accordance with the terms of the Plan of Stock Issuance and as described in the Registration Statement, the Foundation Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Company’s Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company on Form MHC-2 (the “Federal Reserve Board Application”), and to the reference to our firm under the heading “Legal and Tax Opinions” in the prospectus which is part of the Registration Statement as such may be amended or supplemented, or incorporated by reference in any Registration Statement covering additional shares of Common Stock to be issued or sold under the Plan of Stock Issuance that is filed pursuant to Rule 462(b) of the Act, and to the reference to our firm in the Federal Reserve Board Application. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

Christina M. Gattuso, a Partner